Exhibit 10.21

PRIVATE AND CONFIDENTIAL

15 May 2024

Dear Lucy

I am delighted to offer you a role with Willis Towers Watson (WTW) and enclose the terms of our offer of employment as we discussed. Following our assessment of your skills and capabilities we feel confident that you will make a valuable contribution to our business. We look forward to you joining us at WTW.

Your terms and conditions of employment are set out below. As you are currently in employment we would advise you that it is Company policy that we expect you to observe all duties and obligations owed to your previous and current employers and other third parties under contracts of employment and/or other agreements. In particular, the Company does not condone the removal, copying or retaining of confidential information of any former employer and any such conduct may result in disciplinary action. The Company will also expect you to observe any valid restrictive covenants applicable to you whilst they remain in effect. If you have any concerns or doubts as to your obligations you should seek legal advice.

TERMS AND CONDITIONS OF EMPLOYMENT

These terms and conditions and those provisions of the UK HR Policies, which are posted on the Company’s intranet site, and expressed to be contractual in effect, constitute your contract of employment. There are no collective agreements affecting your employment.

This contract is between Willis Group Services Limited, (“WGSL”, “the Company”, “WTW”, “we”, “us”, “our”) of 51 Lime Street, London EC3M 7DQ, England (registered company number 621757) and Lucy Clarke ("you”, “your”).

TITLE AND DUTIES

Your position with the Company will be at Level 23 (Executive) with the corporate job title of President, Risk and Broking, within our Risk and Broking line of business. During the term of your employment, you will report to Carl Hess, CEO of WTW, or his successor as CEO. You also agree that you will perform such additional or alternative duties or roles for the Company or the Group (hereinafter defined) as the Company may, for operational reasons, reasonably require and for as long as the Company may require provided always that you will continue to report to the CEO of WTW and any such duties are commensurate with your skills and seniority.

You further agree that the Company may, for operational reasons, assign its rights and transfer or delegate its obligations as your employer under this Agreement to any Group Company and you will execute all documents and do all things reasonably necessary to effect such assignment or transfer. In the event of such assignment or transfer, your terms and conditions will be no less favourable than those set out in this Agreement.

If you are employed in a Senior Manager or Certification role, this is governed by the Senior Managers and Certification Regime (SMCR) of the Financial Conduct Authority (FCA). The rules of the SMCR Regime apply to you and the FCA handbook can be found here https://www.fca.org.uk. You agree to discharge your duties in accordance with the provisions of the FCA handbook (as amended from time to time) and all tasks, duties and responsibilities required of you by the Company from time to time. Additionally, you must adhere to the Fitness and Propriety process (both on joining the Company and to participate in the annual Fitness and Propriety process) and also to adhere to the Good Conduct provisions of the FCA Handbook.

Further, you agree to comply with all Company policies (as amended from time to time) and in particular, those policies which apply to you specifically in your Senior Manager or Certification role. All policies may be found on the Company intranet.

WORK LOCATION

Please refer to the Global Work Styles Guidance or applicable local policy from time to time in force, which are available on the Company’s intranet site. Your work style under such policy shall be “hybrid”. You will be assigned to 51 Lime Street, London, EC3M 7DQ, and you must be available to attend the office to which you are assigned, at your manager’s discretion, to participate in key in-person meetings, networking, team building, and collaboration as required by your manager. Your normal place of work will be split between your assigned office location and your UK home based address, although you will also be required to work at office locations within the WTW group of companies (“the Group”) or client locations within and outside the United Kingdom as required in the performance of your duties. You may be transferred to work in any reasonable location within the Group. Your agreement to such a transfer will be sought unless in the reasonable opinion of the Company, the transfer does not necessitate you having to move home address. You confirm that you are not in breach of any covenant or agreement in doing work at your home. You are required to inform us as soon as possible if you change your home address. If your move will impact your reasonable ability to commute to your assigned office, you should discuss with your manager prior to the move.

If, at any time we consider the hybrid working arrangements to be unsatisfactory or the requirements of our business or your work changes such that hybrid working is no longer appropriate, we may give you one weeks’ notice or such other notice as is reasonable in the circumstances to change to an office based arrangement from our premises at 51 Lime Street, London, EC3M 7DQ.

SALARY

Your base salary will be £625,000 gross a year and will accrue at a daily rate. Your base salary, less any salary sacrifice arrangements you have made will be paid monthly in arrears in 12 equal instalments, by credit transfer to your bank account, subject to income tax and National Insurance deductions. Salaries are normally paid on or around the 25th of each month.

Salaries are normally reviewed in the first quarter of each financial year. If a salary increase is provided, this will normally take effect on 1 April. Your salary will next be reviewed in the first quarter of 2025.

SHORT TERM INCENTIVE PROGRAMME AND BONUS BUY OUT PAYMENTS

You will be eligible to participate in the WTW Executive Short Term Incentive Programme. The bonus year runs from 1 January to 31 December and bonuses are payable annually (usually in March). Your target bonus is 125% of your base salary and any bonus awarded will be based on individual performance and reflect the performance of the overall Company and your Segment during the relevant financial year.

In certain circumstances bonus payments may be prorated, for example, in line with base salary changes, part year periods of service or extended periods of absence, in accordance with applicable law. A current condition of eligibility to receive a bonus payment is that you are still in the Company’s service on the date of payment and not working out any period of notice, whether given or received. Any bonus payable under this programme is discretionary. The Company reserves the right to amend or terminate any and all bonus provisions at its sole discretion at any time with or without notice or replacement. More detail on the WTW Short Term Incentive Programme can be found on the Company’s intranet site.

Notwithstanding the above, and provided only that you have not voluntarily resigned or been dismissed for gross misconduct prior to the relevant payment dates, it is agreed that you will be entitled to the following payments (Bonus Buy Out Payments) subject to income tax and National Insurance deductions. These payments will not be included in the calculation of pay for any pay-related benefits:

•
Payment within 30 days of joining WTW in respect of your forfeited bonus payment in respect of 2023 performance up to £1.15 million depending on the amount of bonus forfeited subject to you providing us with satisfactory documentary evidence of the full or partial loss of your performance bonus for 2023; and
•
For the calendar year 2024 (payable in or around March 2025), payment of a bonus of up to 100% of your WTW target bonus depending on the amount of bonus forfeited (up to. £781,250) notwithstanding any part year period of service, subject to you providing us with satisfactory documentary evidence of the full or partial loss of your performance bonus for the period in 2024 that you remain with your current employer.

In the event you voluntarily leave the Company, or if you are dismissed for gross misconduct, before completing one full year of service with the Company, you must repay the Bonus Buy Out Payments in full within 14 days of your last day of employment. In the event you voluntarily leave the Company, or if you are dismissed for gross misconduct, after completing one full year but before completing two full years of service with the Company, you must repay 50% of the bonus buyout payments within 14 days of your last day of employment. You agree that the Company may deduct all or part of the Bonus Buy Out Payment from any outstanding salary payments.

WTW LONG TERM INCENTIVE PLAN

As a member of the executive committee, you will participate in the WTW Executive Long Term Incentive Plan (Plan) with an annual target grant award equivalent to 225% of your base salary (“the Award”), with the first grant commencing in April following your start of employment. The grant of any award under the Plan and/or the EIP Plan shall rest in the sole discretion of the WTW Human Capital and Compensation Committee or its appointed delegate, as applicable and if and to the extent approved and granted, any such Award will be subject to you signing and returning to the Company such additional documentation governing the offer, acceptance, approval and conditions of payment of the Award and the RSUs under the EIP Plan as the Company may reasonably require of you. For the avoidance of doubt the offer and grant of any award under the Plan or the EIP Plan shall not place an obligation on the Company to offer or provide a similar or any award in future years.

Notwithstanding the above, you will also receive, in the first available quarterly grant date following start of your employment:

1.
A grant of time-based restricted stock units (RSUs) with a grant date fair value of $3,000,000 (three million USD) in recognition of existing unvested LTI with your current employer that would have vested in 2025, 2026 and 2027 ($1.8 million USD), as well as the forfeiture of a 2024 grant ($1.2 million USD), pursuant to the terms of the WTW plc 2012 Equity Incentive Plan (“the EIP Plan”), vesting ratably over three years
2.
A sign on grant of time-based restricted stock units (RSUs) with a grant date fair value of $1,000,000 (one million USD), pursuant to the terms of the WTW, plc 2012 Equity Incentive Plan, vesting ratably over five years.
3.
Should your existing unvested LTI, vesting in February 2024, forfeit an additional buyout of $1.55 million USD will be granted as fully vested RSU’s at the time of the first available quarterly grant date following the start of your employment, subject to your providing satisfactory documentary evidence of the loss of any equity-based compensation related to your current employment requested by the Employer.

With respect to the award described in Item 3 above, in the event you voluntarily leave the Company, or if you are dismissed for gross misconduct, before completing one full year of service with the Company, you must repay the value of the award in full within 14 days of your last day of employment. In the event you voluntarily leave the Company, or if you are dismissed for gross misconduct, after completing one full year but before completing two full years of service with the Company, you must repay 50% of the value of the award within 14 days of your last day of employment. You agree that the Company may deduct all or part of the value of the award from any outstanding salary payments.

START DATE OF EMPLOYMENT AND NOTICE

Your employment under this contract will start on approximately 22 July 2024, to be confirmed following resignation with your current employer.

No employment with a previous employer will count as a part of your period of continuous employment with us.

The Company or you may terminate this employment on twelve months written notice unless your employment is lawfully terminated without notice for disciplinary reasons. The Company shall not be obliged to provide you with work at any time after notice of termination. The Company may, at its discretion, make a payment in lieu of all or part of your notice period (including core benefits) and/or during any such notice period require you to comply with such conditions as the Company may specify in relation to your duties, attending or remaining away from the place of business of the Company and/or communicating with any clients, suppliers, prospective clients or employees of the Company. You will be required to take any outstanding holiday during this period, agreeing the days in advance with management.

On termination of your employment for whatever reason you must immediately return to the Company all Company and Group property in your possession or control including, but not limited to, reports, documents, computer disks, working papers and any other information (in whatever form) received in the course of your employment.

HOURS OF WORK

Your normal working hours will be 35 per week. These hours will be worked in the following pattern, Monday to Friday 7 hours per day. Our standard hours are from 9am to 5pm with one hour unpaid for lunch, although work demands may make it necessary for you to work outside of these hours and for longer periods (including evenings and weekends).

You agree that the average 48 hours per week working time limit under the Working Time Regulations 1998 will not apply to your employment under this contract. You can opt-out of this agreement by giving the Company four weeks’ prior notice in writing.

SEVERANCE

You will be eligible to participate in the WTW Public Limited Company Severance and Change in Control Pay Plan for Non-US Executives (the Executive Severance Plan), subject to its terms and conditions, as may be amended from time to time in the sole discretion of the Board of Directors or the Human Capital and Compensation Committee. In the event that your employment relationship is involuntarily terminated for any reason other than Cause (defined in the Executive Severance Plan), you will be eligible for severance as follows:

Non-Change in Control Severance Benefits

Upon an Involuntary Termination not in connection with a Change in Control, a participant is entitled to an amount equal to 12 months of base salary + 1 times target bonus for the year of termination (generally payable in 12 monthly installments).

Change in Control Severance Benefits

Upon a Qualifying Termination in connection with a Change in Control, a participant is entitled to (i) an amount equal to 24 months of base salary + 2 times target bonus for the year of termination (generally payable in a lump sum payment), and (ii) a pro-rata portion of the bonus payable for the year of termination (based on actual attainment level).

If you ever become eligible to receive any severance payments described in this provision, you agree that such severance payments are contingent upon your execution of a Severance Agreement and Release in the form the Company provides. Your acceptance of these severance payments shall constitute your knowing and voluntary waiver of any right or claim to receive severance benefits from WTW (or any of its affiliates) under any severance benefit plan that WTW (or any of its affiliates) may maintain at the time of your employment termination.

You will not be eligible to receive any of the severance benefits described in this provision if you terminate your employment voluntarily or if you are terminated by the Company with Cause as defined in the Executive Severance Plan.

Copies of the current version of the Executive Severance Plan document and term sheet are attached as appendices to this agreement for your reference.

CHANGE OF CONTROL

In the event of a Change of Control (as defined in the Executive Severance Plan), you may resign by providing the Company with at least three months’ notice but may not leave the Company prior to 30 days following the effective date of a Change in Control. In such event, you will be entitled to the following (which shall not be subject to the repayment obligations set out in this contract):

1.
Payment in lieu of your remaining notice period under this contract of employment (up to 12 months);
2.
To the extent not already paid and/or vested, immediate payment and/or accelerated vesting in respect of:
a.
the Hiring Bonus;
b.
the two guaranteed payments in respect of 2023 and 2024 specified in the 'SHORT TERM INCENTIVE PROGRAMME AND BONUS BUY OUT PAYMENTS' clause above;
c.
all buy out amounts specified in points 1. to 3. under the ‘WTW LONG TERM INCENTIVE PLAN' clause above;

In the event that accelerated vesting is not available under any of the applicable scheme rules, the Company agrees to make a payment in lieu of all such unvested amounts.

Nothing in this clause replaces or in any way affects any entitlement that you may have in such circumstances to any severance pay, whether under the Executive Severance Plan (incorporated herein as Exhibit A) or otherwise.

PENSION AND BENEFITS

You are eligible to join the Company’s master trust pension arrangement known as ‘LifeSight’ (“Plan”). You will be automatically enrolled into the Plan when you join the Company but you have the right to opt out from membership. If you wish to make additional personal contributions to the Plan you must elect to do so. If you choose to opt out you will be automatically enrolled periodically in the Plan, if required under the automatic enrolment requirements as currently required by the Pension Act 2008. For further details regarding the Plan and any benefit arrangements you may be entitled to, please refer to the Benefits Guide linked below.

Benefits Guide: https://learning.elucidat.com/course/61fd19252771c-620111bd2ff3c

During your employment and for at least six years following termination of your employment, you shall be entitled to be covered by a policy of directors' and officers' liability insurance on terms no less favourable than those in place from time to time for other members of the Board.

ANNUAL LEAVE

The Company's holiday year runs between 1 January and 31 December. If your employment starts or finishes part way through the holiday year, your holiday entitlement during that year shall be calculated on a pro-rata basis. You will be entitled to 25 Days paid annual leave per calendar year in addition to all bank and public holidays or the pro-rated equivalent if you work part time.

Any leave taken is to be agreed in advance with your manager. Full details of the WTW policy and how to record your holiday and bank and public holidays are set out on the Company’s intranet site. Please familiarise yourself with this as soon as possible on joining

ABSENCE DUE TO ILLNESS OR INJURY

Subject to compliance with the Short Term Sickness Absence policy, you will be eligible to receive Company Sick Pay. The level of Company Sick Pay varies according to your length of service and full details of the policy are set out on the Company’s intranet site.

The Sick Pay policies on the Company’s intranet site and/or any payments or provisions you receive or are eligible for in relation to them, do not in any way limit the ability of WTW to terminate your employment in accordance with the notice provisions of this contract for any reason at any time (including, for example, because of redundancy or conduct or for any other reason) even though this would bring any payments (or eligibility for payments) to an end. The Company will not, however, terminate your employment solely to remove any eligibility which you may have.

HEALTH AND SAFETY

You agree to comply with all health and safety guidelines and instructions which we may give to you from time to time and to complete without delay all health and safety questionnaires that we may send to you from time to time and these may include a risk assessment of your home or remote working environment if you are a remote or hybrid workstyle.

LEGAL OBLIGATIONS TO PRIOR EMPLOYERS AND OTHER THIRD PARTIES

WTW requires its employees to honour their legal obligations to their prior employers (just as we expect you will honour your ongoing legal obligations to WTW should you leave our employ). Therefore, as a condition of your employment by WTW, you must not bring with you from your current or former employer(s) any confidential or proprietary business information or copies of such information; and you may not reveal to WTW or any of our employees or use on behalf of WTW any confidential or proprietary information belonging to any prior employer or other third party, unless you have been expressly authorized by the owner of such information to do so in writing.

Further, if you have any written agreement with an existing or former employer that contains contractual restrictions that may continue to apply to you at any time during your employment with WTW, you must provide us with a copy of any such agreement immediately. This offer and your employment with WTW is, therefore, necessarily contingent upon your ability to comply with any restrictions and to satisfy any other conditions necessary to ensure your ability to accept this offer of employment. To the extent such restrictions exist, you agree to comply with those restrictions fully and to satisfy any other conditions necessary to ensure your ability to accept this offer of employment. By accepting this offer, you certify that you have disclosed to WTW all contractual or other restrictions that may affect your ability to fully perform the duties and responsibilities of your position in the location for which you are being hired, and that you have provided to WTW copies of all written contracts, correspondence or other documents that materially relate to any such restrictions.

If, after you commence employment, any of your specific job responsibilities or activities on behalf of WTW are or might reasonably be construed to conflict with your obligations to any of your prior employers, you will be required to notify us immediately and to observe any instructions we give you in that regard, including refraining from soliciting or serving any particular organization, if required to do so. While WTW will cooperate with your efforts to comply with your obligations, please keep in mind that compliance with your contractual obligations remains your personal responsibility. If you have any questions regarding these requirements, please contact your recruiter.

WTW RESTRICTIVE COVENANTS

The restrictive covenants applicable to your employment are set out at Appendix 1.

DEFENCE AND INDEMNIFICATION

If you have entered into an agreement with any prior employer that purports to place restrictions on your professional and business activities following your separation of employment from such prior employer, you agree that you will disclose such agreement to WTW and will abide by all legally enforceable terms and conditions of any such agreement. This is not to imply that either you or WTW concedes that such agreement is valid or enforceable and, for the avoidance of doubt, it is understood that you have every intention of complying with all such restrictions. Similarly, until your employment with your prior employer terminates, you will also continue to owe both express and implied contractual and/or other duties to your prior employer which restrict any activities in connection with your intended employment with WTW and our business activities. For the avoidance of doubt, you are required as a term of this offer letter to comply with those duties fully and have no involvement with any WTW business activities until you are legally free to do so. Nevertheless, a prior employer can attempt to assert a claim or suit regardless of the lack of merit of such claim or suit and regardless of the enforceability or unenforceability of any agreement which forms the basis of any such claim or suit. The Company agrees that in the event that your prior employer files, or threatens to file, a suit against you for money damages or for equitable relief of any kind, in connection with any event or act that allegedly occurred in connection to your employment with WTW, then WTW will defend and indemnify you as to all costs, expenses, reasonable attorneys’ fees, judgments, and settlements related to such suit or threatened suit against you to the extent that (i) such suit or claim arises out of your recruitment by and/or any business activity for WTW, (ii) you are not found to be in material breach of the terms of this offer letter or your employment terms and conditions with WTW, (iii) such suit or claim does not arise out of your failure to follow the written directions of the Company; and (iv) you have not misappropriated and are not found by a Court to have misappropriated any confidential or proprietary information of your prior employer(s). WTW will seek to agree with you who to appoint as counsel but will ultimately have full discretion to select counsel, and you must cooperate with that Company-appointed counsel to continue to receive any indemnification benefits and WTW will have full claims control including the right to settle any claims brought at its absolute discretion.

CONFIDENTIAL INFORMATION

During your employment, you will have access to confidential information belonging to WTW, the group, its clients and employees. You shall not either during your employment with us or at any time after its termination (however arising) use or disclose to any person, company or other organization whatsoever any Confidential Information (except (i) in the proper course of your duties; (ii) as may be required by law or to any regulatory authority; (iii) to engage in activities protected under any applicable whistleblower legislation; or (iv) to comply with any regulatory duty to which you may be subject). “Confidential Information” includes but is not limited to information concerning the Company’s business, operations, products, markets, marketing strategies, research activities, trade secrets, technical know-how, product formulations or techniques, pricing policies, names or lists of employees, clients or prospective clients and their insurance or commercial affairs or any other matters pertaining to them, any document marked “confidential” or “secret” or which the Company or any associated company may reasonably regard as confidential and revealed to you in the course of your employment which has not come into the public domain.

INTELLECTUAL PROPERTY

All Works and IP Rights (as defined below) and all materials embodying them are the property of the Company.

To the extent permitted by law you hereby irrevocably and unconditionally waive in favour of the Company, its licensees and successors in title, all current and future moral rights (or similar rights existing in any part of the world) which you may have in respect of any Works. and agree not to support, maintain or permit any claim for infringement of moral rights.

Your salary already includes compensation for any such Works and IP Rights without prejudice to any statutory rights you may have. You will sign and deliver all papers, including patent applications, and do anything else requested by the Company (both during and after your employment has ended with the Company), as may be necessary to vest appropriate title to such Works and IP Rights (including materials and inventions) in WTW and to protect and maintain the Works and any IP Rights (registered or unregistered, and including assistance in any validity, infringement or other proceedings relating to such IP Rights). To the extent that legal title in and to any Works and IP Rights does not vest in the Company automatically you hereby assign and shall assign immediately on their creation all such Works and IP Rights to the Company and agree that, pending such assignment, you hold such Works and IP Rights on trust for the Company.

You further agree to:

•
give the Company full written details of all Works and/or IP Rights promptly on their creation;

•
at the request of the Company and in any event on the termination of your employment to give the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Works and/or IP Rights;

•
keep all Works (and any part thereof) confidential unless the Company has consented in writing to its disclosure by you; and

•
not to attempt to obtain any registered intellectual property rights in or over any Works unless requested to do so by the Company.

“IP Rights” means intellectual property rights in the Works, including rights to inventions, patents, trade marks and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets),copyright and related rights and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and rights to be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Works” includes any inventions, models, designs, drawings, plans, software, reports, proposals, published or unpublished written materials, copyright works or new developments written or conceived (personally or in conjunction with others) at any time in the course of your employment with the Company, whether or not during working hours or using the Company’s premises or resources, and whether or not in material form.

YOUR SERVICE TO WTW

Without the prior approval in writing from an authorised representative of WTW, you undertake not to do work on your own behalf or on behalf of any other person or company. You may not be in any way directly or indirectly engaged, concerned or interested in any other business, undertaking or occupation. You are not permitted to engage in any activity, which might interfere with the performance of your duties or which may cause a conflict of any interest owed by you to the Company or any company in the group. During your employment you will:

•
devote your full time attention and abilities to your job duties;

•
keep WTW properly and regularly informed about the business of WTW and your activities in that business; and

•
promote and protect the interests of WTW and the Group, always giving it the full benefit of your knowledge, expertise and skill and not knowingly or deliberately do anything which is to its detriment including having any direct or indirect involvement in:

a.
any situation whereby work or business opportunities are or may be diverted away from WTW; or

b.
discussions with any other employees of WTW, head-hunters or potential employers about leaving the employment of WTW as part of a team of more than one person to join a new employer; and

c.
you will immediately notify WTW if you become aware of or involved in anything which adversely affects or may adversely affect the business, interests or reputation of WTW or the Group; and, in each case, you will cooperate with WTW in any investigation which it may decide to carry out.

ERRORS AND OMMISSIONS

During [and following termination of] your employment you agree to provide WTW with full co-operation and assistance where necessary in relation to any work carried out by you during your employment with WTW, including but not limited to:

•
providing information and a factual explanation of your involvement in any matters which require your co- operation and/or assistance;

•
meeting with WTW’s counsel to answer questions regarding any claims brought by or against WTW; and

•
providing statements of evidence, affidavits and meeting in person with WTW’s counsel in order to be prepared for any evidence that you may be required to provide.

In respect of actual or potential errors and omissions, participate in deposition, arbitration and/or hearing preparation meetings with WTW’s counsel as required and to provide testimony and to allow WTW’s counsel to act as your counsel during the aforementioned preparation meetings and any hearings (payment of counsel’s fees to be made by WTW); and additionally, to the extent necessary, you will make available other information, statements of evidence and affidavits to WTW’s counsel as needed provided however:

•
WTW agrees to provide as much advance notice as possible to you regarding such assistance; and

•
if the claim does not settle or otherwise resolve, and if requested by WTW by giving you no less than three weeks’ notice of trial, you will give trial and/or arbitration testimony, and you will meet with WTW’s counsel for preparation for such testimony.

WTW will pay the reasonable costs incurred by you in [co-operating as required above following the termination of your employment including] participating in any deposition and/or hearing preparation meetings, providing the deposition and/or hearing testimony in the claim, and any trial and/or arbitration testimony and preparation are in accordance with WTW’s expense management policy in force from time to time.

DATA PROTECTION

You acknowledge that WTW may collect, use, hold, access, and otherwise process your personal information. Further information regarding personal information protection is contained in the Global Employee Personal Information Protection Notice set out on the Company’s intranet site.

During your employment, you may have access to personal information of others. You may only access personal information that is necessary for the performance of your work duties. At all times, you must maintain the confidentiality of the personal information that you have access to and cannot share, disclose or otherwise transfer any personal information to any unauthorized third parties. You agree to comply with all relevant data protection policies, including the Global Privacy Policy.

DISCIPLINARY AND GRIEVANCE PROCEDURES

Our disciplinary and grievance procedures are set out on the Company’s intranet site. These procedures do not form part of your contract.

DEDUCTIONS

You authorise us to deduct, from any monies that we owe or are due to pay to you, whether or not actually paid under these terms, any sums including overpayments that you owe to us.

EXPENSES

We are not responsible for the associated costs of you working remotely or from home, including utility costs, landline telephone line rental and call charges and broadband internet access charges. For the avoidance of doubt, we shall not reimburse travel expenses from your home to your assigned office.

REGULATORY REQUIREMENTS

You are required to comply with all reasonable requests, instructions and regulations (whether statutory or otherwise) which apply to your employment from time to time including any relevant requirements of the FCA and/or any other relevant regulator, including maintaining and demonstrating competence for your role. It is your responsibility to familiarise yourself with all such regulations and requirements as made available to you by the Company.

ENTIRE AGREEMENT

Save where otherwise stated to the contrary this agreement contains the entire agreement and understanding between us and supersedes any previous contract of employment and/or statement of terms and conditions of employment between us whether oral or written. In addition, the contents of the UK HR Policies posted on the Company’s intranet site where they are expressed as contractual, form part of your contract of employment.

The Company reserves the right to make reasonable changes to any terms of your employment and the UK HR Policies on the Company’s intranet site, for example, to reflect changes in legislation, case law and normal working practices and you agree to be bound by those amendments. You will be provided with notice of any substantial changes by letter or by internal e-mail; more minor or cosmetic changes will be notified to you through the HR pages on the Company’s intranet site.

GOVERNING LAW AND JURISDICTION

This contract will be construed in accordance with English law and you and we irrevocably submit to the exclusive jurisdiction of the English Courts to settle any disputes which may arise in connection with this contract save as expressly set out in any of the plans referred under the Long Term Incentive plan section above.

CONDITIONS OF OFFER

This offer of employment is conditional on your satisfying the additional conditions as set out below:

Accuracy of Information: The information you provide to us about yourself must be accurate and up-to-date. We will make enquiries either directly or by using a third party in order to make the necessary verifications. By accepting this offer, you consent to us making such enquiries either directly or via an authorised third party and to the release of any necessary information for the purpose of verification.

Eligibility to Work in the United Kingdom: That you are, and continue to be, legally entitled to work in the UK and (prior to the commencement of your employment), you providing the Company with documentary evidence of your right to work in the UK in compliance with the requirement of the Immigration Nationality and Asylum Act 2006. Please provide a copy of your documentation confirming your right to work in the United Kingdom. A Supporting Documents List is available in the Onboarding Portal. You should bring the original documents on your first day of employment. You will notify the company immediately if you cease to be entitled to work in the UK at any time during your employment.

References and Pre-Employment Background Investigations: WTW has engaged a third party agent to collect and process certain personal information about you in order to conduct references and background checks in connection with your application for employment. WTW must be satisfied with the investigations it carries out on the references, past-employment and education history you provide. In addition, it must be satisfied with its checks on criminal and police records and licensing checks, which includes those maintained by both public and private sector organisations to the fullest extent permitted by law. WTW will conduct the appropriate background checks either directly or via a third party and WTW may warrant to clients that such checks have been conducted.

Pre-Employment Health Assessment Questionnaire: Our occupational health provider will shortly contact you with instructions to complete an online pre-employment health questionnaire. The purpose of the questionnaire is to see whether you have any health problems that could affect your ability to undertake the duties of the role you have been offered or place you at any risk in the workplace. The results are confidential and are not shared with WTW, except to the extent to which WTW may need to recommend adjustments or assistance as a result of this assessment to enable you to perform the role you have been offered.

Code of Conduct: All WTW employees are required to apply the highest ethical and professional standards to their work as reflected in the Company’s Code of Conduct, a copy of which is available on the Company’s intranet site, and also on the Onboarding Portal. This Code clarifies rules you are expected to follow in performing your job in accordance with a commitment to the principles of integrity, respect and professionalism. You will be required to acknowledge, via electronic signature, that you have received, read and understood the Code and that you agree to adhere to it on the Onboarding Portal. This offer of employment is conditional upon your acknowledgement.

This offer will remain open for 7 days from the date this letter is received. Please contact Kristy Banas if you have any questions regarding this offer.

We look forward to you joining us soon.

Yours sincerely

Kristy Banas

Chief Human Resources Officer

I hereby confirm my acceptance of this contract dated 15 May 2024.

Signed /s/ Lucy Clarke

Print Name Lucy Clarke

Date 28 May 2024

APPENDIX 1

RESTRICTIVE COVENANTS CLAUSE

You acknowledge that whilst performing your duties for the Company or for any company within the Group you are trusted with information, knowledge, and know-how concerning the business and operations conducted by the Company. You therefore agree the following obligations are reasonable and necessary to protect the legitimate business interests of the Company and/or other companies within the Group.

For a period of 12 months after you leave the Company’s employment for whatever reason (voluntary or involuntary) less any period during which you are not required to attend for work pursuant to any agreed garden leave arrangements you shall not without the prior written consent of the Company, whether on behalf of yourself or any other person, firm or company in competition with the Company or the Group, directly or indirectly:

•
solicit ; or
•
seek to procure orders from ; or
•
provide services to; or
•
transact or handle Business or otherwise deal with; or
•
approach, canvass or entice away from the Company or the Group; or
•
participate in client relationship management activities with respect to the Business of any Client (or additionally, in respect of sub paragraphs i) and ii), a Prospective Client) of the Company or the Group with whom in the course of your duties you or any person who reports directly or indirectly to you have had material dealings at any time during the 12 months prior to the end of your employment.

For a period of 12 months after you leave WTW’s employment for whatever reason (voluntarily or involuntarily) you will not directly or indirectly encourage, solicit or induce any employee of the Company or the Group with whom you have worked in the 24 months prior to the termination of your employment to leave his or her employment where the departure is intended for the benefit of you or your new employer or any other organisation carrying on a business in competition with the Company or the Group.

The parties agree that the failure to comply with the covenants set forth in this clause and the Confidential Information clause of this contract cannot be reasonably or adequately compensated in damages in an action at law and breach of these provisions will cause WTW irreparable harm. Therefore, in addition to the other remedies which may be available to it, in law or in equity, WTW shall be entitled to injunctive relief with respect to a breach any of the covenants set forth in this clause and the Confidential Information clause of the contract.

The Parties agree that if any court or other competent authority finds a covenant set forth in this clause and the Confidential Information clause of the contract unenforceable with respect to scope or duration, the court or other authority will modify the covenant to make it enforceable to the maximum extent permitted by law.

Each part of this clause constitutes an entirely separate and independent restriction. If any part of this clause is held illegal, invalid or unenforceable, in whole or in part, it will not affect the validity of the remainder of this clause and any part held illegal, invalid or unenforceable will not be considered terminated, but will be amended to the extent necessary to make it valid and enforceable.

The failure of WTW to enforce any term of this clause or to require the performance of any provision hereof will not be considered a waiver of such term or of WTW’s right to enforce the same or other terms of this clause.

For the purpose of this clause the following definitions shall apply:

“Business” means the business of a type carried on by the Company or by any other company in the Group at the date your employment terminates.

“Company” means your employing entity, any company in the Group and any predecessor and/or assigns thereof. “Group” means the Company and any parent undertaking and/or associated undertaking of the Company.

“Client” means any person, firm, company or other organisation who or which as at the date your employment terminates or at any time during the 12 months prior to that date:

•
gives or is in the habit of giving instructions directly or through an Intermediary to the Company or any other company in the Group concerning the Business; or
•
is supplied or is in the habit of being supplied directly by the Company or any company in the Group or indirectly through an Intermediary with services relating to the Business; or
•
is an insured or reassured or an Intermediary having influence over the introduction or facilitation of securing of the Business with the Company or any other company in the Group; or
•
were directly or indirectly solicited by you and/or to which you directly or indirectly provided services and/or directly or indirectly participated in any client relationship management activities.

“Intermediary” means any person, firm or company by or through or with whom or which the Business is introduced and/or facilitated on behalf of an insured or reassured whether or not such intermediary derives any financial benefit from the arrangement.

“Prospective Client” means any person, firm, company or other organisation engaged in substantive negotiations (which have not yet finally been concluded) with the Company or with any other company in the Group in the 12 month period up to the date your employment terminates for the supply of services by the Company or any other company in the Group in relation to the Business and in which negotiations you were directly or indirectly involved.

Exhibit A

WTW

Severance and Change in Control Pay Plan (Non-US Executives)

This term sheet summarizes the material terms of the WTW Severance and Change in Control Pay Plan for Non-US Executives (the “Plan”). For reference purposes, certain key definitions in the Plan are set forth in a schedule that is attached hereto as Appendix A.

Eligibility	Section 16 officers; if a participant ceases to be a Section 16 officer, the participant will cease participation in the Plan effective as of the first anniversary of any such change in status.
Plan Benefits

Severance benefits are payable under the Plan in the event of an Involuntary Termination (defined below) not in connection with a Change in Control of WTW, and enhanced severance benefits are payable where there is a Qualifying Termination (defined below) in connection with a Change in Control of WTW.

The severance benefits are intended to supersede and be in lieu of similar benefits payable under the participants’ employment agreements/offer letters. The severance benefits payable under the Plan will be offset by statutory severance benefits to which the participant may be entitled.

Non-CIC Severance Benefit Trigger

Severance benefits are payable upon an “Involuntary Termination,” which means an involuntary termination by WTW of a participant’s employment other than for Cause and other than as a result of the participant’s death or disability. (The definition of “Cause” is set forth in Appendix A.)

CIC Severance Benefit Trigger

A Qualifying Termination (defined below) that occurs during the period commencing 6 months prior to a Change in Control and ending on the date that is 24 months following a Change in Control.

A “Qualifying Termination,” means:

•
an Involuntary Termination; or

•
resignation by a participant for Good Reason.

(The definitions of “Cause” and “Good Reason” are set forth in Appendix A.)

Non-CIC Severance Benefits

Upon an Involuntary Termination not in connection with a Change in Control, a participant is entitled to an amount equal to 12 months of base salary + 1 times target bonus for the year of termination (generally payable in 12 monthly installments).

CIC Severance Benefits

Upon a Qualifying Termination in connection with a Change in Control, a participant is entitled to (i) an amount equal to 24 months of base salary + 2 times target bonus for the year of termination (generally payable in a lump sum payment), and (ii) a pro-rata portion of the bonus payable for the year of termination (based on actual attainment level).

Equity Awards	Equity award vesting acceleration treatment is not included in the Plan and will be addressed separately on an annual basis and set forth in the participant’s equity award agreements.
Release Requirement	A release of claims by the participants against WTW is a condition to receiving the severance benefits under the Plan.
Change in Control

The definition of Change in Control under the Plan generally is consistent with the definition under WTW’s 2012 Equity Incentive Plan, except that the definition has been clarified to provide that certain events (e.g., merger, consolidations, combinations or similar transactions) resulting in the acquisition of 50% of the beneficial ownership of WTW stock would result in a Change in Control.

(The definition of “Change in Control” is set forth in Appendix A.)

Code Section 280G “Better Of” Provision

If the severance benefits payable under the Plan are subject to certain IRS parachute pay provision excise taxes (Section 280G/4999 of the Code), then the benefits under the Plan will be reduced to avoid the imposition of the excise tax only to the extent that the after-tax benefit would be greater than if the severance benefits were not reduced.

Amendment and	The Plan may be amended or terminated at the sole discretion of the Board or

Eligibility	Section 16 officers; if a participant ceases to be a Section 16 officer, the participant will cease participation in the Plan effective as of the first anniversary of any such change in status.
Termination

Compensation Committee upon one year’s prior notice to the participant for any Plan termination or amendment that materially and adversely impacts the right of the participant under the Plan, except that the Plan may not be terminated or amended once WTW enters into a definite binding agreement, the consummation of which would result in a Change in Control.

APPENDIX A - Definitions

“Cause” means: the Participant’s (i) gross or chronic neglect or negligence in the performance of the Participant’s employment duties with respect to the Company or its Subsidiaries having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after the Participant’s receipt of such notice to cure and/or correct such performance neglect or negligence, (ii) willful misconduct in connection with the Participant’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Participant to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) breach of any of the Participant’s restrictive covenants and other obligations as provided in the Participant’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Participant and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) violation of any material written Company policy, which includes any policy regarding sexual harassment, after reasonable notice and an opportunity to cure such violation (if curable as determined by the Board) within ten (10) days after the Participant’s receipt of such notice.

“Change in Control” means:

i.
the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or
ii.
occupation of a majority of the Board (other than vacant seats) by Persons who were neither (A) nominated by the Board nor (B) appointed by members of the Board so nominated; or
iii.
the consummation of a sale or other disposition of all or substantially all of WTW’s assets in any single transaction or series of related transactions.

For the avoidance of doubt, a transaction shall not constitute a Change in Control (x) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the WTW or its Subsidiaries (including where WTW is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not WTW remains in existence following such transaction) and (y) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of WTW immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of WTW.

“Good Reason” means that one or more of the following events has occurred without the Participant’s written consent: (i) a material adverse diminution in the Participant’s position, authority or responsibilities or the assignment to Participant of duties or responsibilities which are materially inconsistent with the Participant’s position; (ii) a material reduction in the Participant’s monthly base salary or target annual incentive plan percentage; or (iii) the Participant is required to relocate the Participant’s primary work location of record, either (A) if the Participant is designated to work primarily at a Company office, to an office outside a radius of fifty (50) miles from the Participant’s current office location, or (B) if the Participant is designated to work primarily on a “remote” basis, to any office or location that is not materially consistent with the Participant’s remote work arrangement. The Participant may not resign or otherwise terminate the Participant’s employment for any reason set forth above as Good Reason unless the Participant first notifies the Employer in writing describing such Good Reason within ninety (90) days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by the Employer within thirty (30) days of the Participant’s written notice of such Good Reason, and the Participant actually terminates employment within ninety (90) days following the expiration of the Employer’s 30-day cure period described above.

Exhibit B

WTW

SEVERANCE AND CHANGE IN CONTROL PAY PLAN FOR NON-US EXECUTIVES

(Adopted March 8, 2020 and as amended June 5, 2020 and February 22, 2022)

The purpose of the WTW Public Limited Company Severance and Change in Control Pay Plan for Non-US Executives, as amended from time to time (the “Plan”), is to better provide for the retention of key executives through providing them with a higher degree of financial security, on the terms and conditions hereinafter stated. The amended and restated Plan shall be effective as of February 22, 2022 (the “Effective Date”); provided that, any change to the terms of the Plan pursuant to this amendment and restatement that materially and adversely impacts the right of a Participant under the Plan shall not be effective until the first anniversary of the Effective Date, in accordance with Section 5.01.

ARTICLE I

DEFINITIONS

Section 1.01 As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)
“409A CIC” shall have the meaning ascribed to such term in Section 4.04 of the Plan.
(b)
“Accountants” shall have the meaning ascribed to such term in Section 6.04 of the Plan.
(c)
“AFR” shall have the meaning ascribed to such term in Section 6.05 of the Plan.
(d)
“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(e)
“Board” means the Board of Directors of WTW.

(f)
“Bonus” means the annual bonuses payable pursuant to the Company’s Annual Incentive Plan or such other plan that provides for the payment of annual incentive bonuses as may be, from time to time, authorized by the Board or the Compensation Committee.

(g)
“Cause” means: the Participant’s (i) gross or chronic neglect or negligence in the performance of the Participant’s employment duties with respect to the Company or its Subsidiaries having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after the Participant’s receipt of such notice to cure and/or correct such performance neglect or negligence, (ii) willful misconduct in connection with the Participant’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Participant to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) breach of any of the Participant’s restrictive covenants and other obligations as provided in the Participant’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Participant and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) violation of any material written Company policy, which includes any policy regarding sexual harassment, after reasonable notice and an opportunity to cure such violation (if curable as determined by the Board) within ten (10) days after the Participant’s receipt of such notice.

(h)
“Change in Control” means:
(i)
the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or

(ii)
occupation of a majority of the Board (other than vacant seats) by Persons who were neither (A) nominated by the Board nor (B) appointed by members of the Board so nominated; or

(iii)
the consummation of a sale or other disposition of all or substantially all of WTW’s assets in any single transaction or series of related transactions.

For the avoidance of doubt, a transaction shall not constitute a Change in Control (x) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the WTW or its Subsidiaries (including where WTW is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not WTW remains in existence following such transaction) and (y) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of WTW immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of WTW.

(i)
“CIC Period” means the period of time beginning on the date that is six (6) months prior to a Change in Control and ending on the date that is twenty-four (24) months following such Change in Control.

(j)
“Code” means the Internal Revenue Code of 1986, as amended (references to the Code and provisions that include such Code Section references shall apply only to the extent a Participant is subject to taxation in the United States or a political subdivision thereof.).

(k)
“Company” means WTW or, if different, the employing entity.

(l)
“Company Change” means any merger, consolidation or corporate reorganization of WTW or the Company, including, for the avoidance of any doubt, a Change in Control.

(m)
“Compensation Committee” means the Compensation Committee of the Board.

(n)
“Date of Termination” means the date on which a Participant’s employment by the Company and its Subsidiaries terminates.

(o)
“Dodd – Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(p)
“Eligible Executive” means an employee of the Company or any Subsidiary who is considered a Section 16 officer within the meaning of the Exchange Act.

(q)
“EIP” means the WTW Public Limited Company 2012 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

(r)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(s)
“Excise Tax” means the excise tax imposed by Section 4999 of the Code .
(t)
“Good Reason” means that one or more of the following events has occurred without the Participant’s written consent:

(i) a material adverse diminution in the Participant’s position, authority or responsibilities or the assignment to Participant of duties or responsibilities which are materially inconsistent with the Participant’s position; (ii) a material reduction in the Participant’s monthly base salary or target annual incentive plan percentage; or (iii) the Participant is required to relocate the Participant’s primary work location of record, either (A) if the Participant is designated to work primarily at a Company office, to an office outside a radius of fifty (50) miles from the Participant’s current office location, or (B) if the Participant is designated to work primarily on a “remote” basis, to any office or location that is not materially consistent with the Participant’s remote work arrangement. The Participant may not resign or otherwise terminate the Participant’s employment for any reason set forth above as Good Reason unless the Participant first notifies the Employer in writing describing such Good Reason within ninety (90) days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by the Employer within thirty (30) days of the Participant’s written notice of such Good Reason, and the Participant actually terminates employment within ninety (90) days following the expiration of the Employer’s 30-day cure period described above.

(u)
“Involuntary Termination” means a termination of the Participant’s employment by the Company other than for Cause and other than as a result of the Participant’s death or permanent disability.

(v)
“LTI Award” means an award covering the Ordinary Shares granted under the EIP.
(w)
“LTI Award Agreement” means the form of award agreement evidencing, and governing the terms of, an LTI Award.
(x)
“Non-CIC Period” means the period prior to or following a CIC Period.
(y)
“Nonqualifying Termination” means a termination of the Participant’s employment other than a Qualifying Termination.
(z)
“Notification Letter” shall have the meaning ascribed to such term in Section 2.01 of the Plan.

(aa) “Ordinary Shares” means the ordinary shares of WTW, with a nominal value of $0.000304635 per Share.

(bb) “Participant” means any Eligible Executive who is selected to be a participant in the Plan by action of the Compensation Committee as specified herein.

(cc) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) WTW, the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of WTW or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of WTW in substantially the same proportions as their ownership of shares of WTW.

(dd) “Plan Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any Person to whom the Plan Administrator has delegated, in writing, any authority or responsibility with respect to the Plan, but only to the extent of such delegation.

(ee) “Qualifying Termination” means (i) an Involuntary Termination, or (ii) a termination of the Participant’s employment as a result of a resignation by the Employee for Good Reason.

(ff) “Recoupment Rules” means WTW’s Compensation Recoupment Policy, as in effect on the date of Qualifying Termination or, if earlier, the effective date of a Change in Control and any rules or regulations promulgated under the Dodd-Frank Act or by any stock exchange on which WTW’s securities are listed.

(gg) “Release” means the form of waiver and release of claims that is provided by the Plan Administrator.

(hh) “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(ii) “Subsidiary” means any corporation or other entity in which WTW, or the Company, as applicable, has a direct or indirect ownership interest of fifty (50)% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(jj) “Target Bonus Amount” means, with respect to any Year, the Participant’s target Bonus for such Year based upon the Company’s forecasted operational plan.

(kk) “WTW” the WTW Public Limited Company, a corporation organized under the laws of Ireland, and any successor corporation thereto.

(ll) “Year” means the fiscal year of the Company.

ARTICLE II

PARTICIPATION

Section 2.01 Participation in the Plan. The Compensation Committee may designate any Eligible Executive to be a Participant. Promptly following such designation, each Participant shall be notified of his or her participation in a formal communication from the Compensation Committee or the Company (a “Notification Letter”). Participation in the Plan shall be determined in the Compensation Committee’s sole discretion. Each Eligible Executive shall become a Participant on the date the Eligible Executive signs and properly returns the Notification Letter. Participation in the Plan means that the severance payments and benefits under the Plan supersede and replace any previously offered or agreed payments or benefits (including non-monetary) in the nature of severance, howsoever arising. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) a Nonqualifying Termination and (ii) the completion of the delivery of all benefits under the Plan following the termination of his or her employment under circumstances giving rise to a right to such benefits. In addition, if at any time on or following the Effective Date and prior to a Change in Control a Participant no longer meets the definition of an Eligible Executive by reason of not being considered a Section 16 officer within the meaning of the Exchange Act, the Participant shall cease participation in the Plan effective as of the first anniversary of any such change in status, unless the Participant has become eligible for benefits under Section 2.02 of the Plan prior to such first anniversary date.

Section 2.02 Benefits Eligibility. A Participant shall become entitled to benefits under the Plan in the event he or she experiences a Qualifying Termination, provided that all of the conditions set forth in Section 2.03 are satisfied in the case of a Qualifying Termination, and provided further that any benefits or severance entitlements provided to a Participant under this Plan shall be offset as contemplated under Section 2.05.

Section 2.03 Conditions.

(a)
As a condition precedent to entitlement of each Participant to benefits under Section 3.01(b) of the Plan (Involuntary Termination During a Non-CIC Period), the Participant agrees to each of the following:

(i)
The Participant shall have executed, within fifteen (15) days following the Participant’s Date of Termination, a Release;

(ii)
The Participant agrees to execute a resignation letter stating that effective as of the Participant’s Date of Termination, or such earlier date as required or requested by the Company, the Participant resigns as any officer or director position with the Company or any of its Subsidiaries of which he or she is a member and/or to which he or she has been appointed;

(iii)
The Participant shall return to the Company all property of the Company (or Subsidiary) in the possession of the Participant (or of a person controlled by the Participant); and

(iv)
The Participant shall reasonably cooperate with the Company to complete the transition of matters with which the Participant is familiar or responsible to other executives or employees and to make himself or herself reasonably available to answer questions or assist in matters which may require attention after the Participant’s Date of Termination.

(v)
The Participant shall have executed, as of the date participation in this Plan by the Participant becomes effective, a consent in the form provided by the Company pursuant to which the Participant shall acknowledge and agree to waive any and all rights to any severance payments or benefits to which the Participant may be entitled to under any other agreement, policy or other arrangements other than as contemplated in this Plan and to offset the severance benefits payable under the Plan by any severance benefits payable under any statute or other law.

(b)
As a condition precedent to entitlement of each Participant to benefits under Sections 3.02(b) and (c) of the Plan (Qualifying Termination During CIC Period), the Participant shall have executed, within fifteen (15) days following the Participant’s Date of Termination, a Release.

Section 2.04 A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.

Section 2.05 The severance payments and benefits under the Plan to a Participant are intended to constitute the exclusive payments and benefits in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment and to supersede any previously offered or agreed payments or benefits (including non-monetary) in the nature of severance, howsoever arising. Without limiting any of the foregoing, the severance payments and benefits under the Plan shall be in lieu of (or offset by) severance benefits or entitlements, termination indemnities, pay in lieu of notice, or the like provided under any of the Participant’s other agreements, plans, practices or arrangements with the Company or a Subsidiary. The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any statute or other law. Any reductions in payments or benefits shall be made in a manner that complies with Section 409A of the Code. For the avoidance of doubt, there shall be no duplication of benefits under the Plan or otherwise.

ARTICLE III

TERMINATION BENEFITS

Section 3.01 Involuntary Termination During Non-CIC Period. If, during a Non-CIC Period, the employment of a Participant terminates as a result of an Involuntary Termination, then, subject to the terms of the Plan, the Participant shall be entitled to the following (which, to the extent payable directly to the Participant, shall be payable in accordance with Article IV):

(a)
The payment of (A) the Participant’s earned and unpaid base salary and contractual benefits from the Company and its Subsidiaries through the Date of Termination, (B) any outstanding Bonus for which (i) the performance period applicable to the Bonus has been completed and (ii) the Compensation Committee has determined that the payment for the Bonus is due and owing with respect to the Participant, (C) any paid time off pay that is accrued and unused as of the Date of Termination, and (D) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy;

(b)
an amount equal to the sum of (A) twelve (12) months of base salary calculated using the Participant’s base salary as of the Date of Termination, and (B) Participant’s Target Bonus Amount for the Year in which the Participant’s Date of Termination occurs, to be paid in twelve (12) equal monthly installments in accordance with Article IV; and

(c)
the Participant shall be entitled to such benefits under his or her outstanding LTI Awards as may be provided under the applicable LTI Award Agreement.

Section 3.02 Qualifying Termination During CIC Period. If, during the CIC Period, the employment of the Participant terminates as a result of Qualifying Termination, then, subject to the terms of the Plan, the Participant shall be entitled to the following (which, to the extent payable directly to the Participant, shall be payable in accordance with Article IV):

(a)
The payment of (A) the Participant’s earned and unpaid base salary and contractual benefits from the Company and its Subsidiaries through the Date of Termination, (B) any outstanding Bonus for which (i) the performance period applicable to the Bonus has been completed and (ii) the Compensation Committee makes a determination that Bonuses are payable generally to participants based on the attainment level of performance goals, (C) any paid time off pay that is accrued and unused as of the Date of Termination, and (D) any unreimbursed expenses properly incurred by the Participant in accordance with the Company’s business expense reimbursement policy;

(b)
a pro-rata portion of the Bonus payable for the Year in which the Date of Termination occurs, calculated by multiplying the amount of the Bonus that is determined to be payable based on the actual attainment level, by a fraction, the numerator of which is the number of full and partial months the Participant was employed during the Year in which the Date of Termination occurs and the denominator of which is 12;

(c)
a lump-sum cash amount equal to the sum of (A) twenty-four (24) months of base salary calculated using the Participant’s highest monthly rate of base salary during the twelve (12) month period immediately preceding the Date of Termination, or if greater, immediately preceding the Change in Control in the case of a Qualifying Termination occurring on a date that follows a Change in Control, and (B) two (2) times the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs, or if greater, for the Year in which the Change in Control occurs in the case of a Qualifying Termination occurring on a date that follows a Change in Control, provided that the amount contemplated under this Section 3.02(c) shall be reduced by any amounts payable under Section 3.01(b); and

(d)
the Participant shall be entitled to such benefits under his or her outstanding LTI Awards as may be provided under the applicable LTI Award Agreement.

ARTICLE IV

FORM AND TIME OF PAYMENT

Section 4.01 The payments and amounts contemplated under Sections 3.01(a) and 3.02(a) shall be made as of the Date of Termination (and, in the event of the amounts contemplated under Sections 3.01(a)(B) and 3.02(a)(B), at the time that such Bonuses are generally payable to all participants).

Section 4.02 The monthly installments contemplated under Section 3.01(b) shall begin on the sixtieth (60th) day after the Participant’s Date of Termination, provided that the Participant shall have executed the Release and the revocation period will have expired within such sixty (60) day period.

Section 4.03 The payment contemplated under Section 3.02(b) shall be made at the time that such Bonuses are generally payable to all participants and in any event prior to March 15th of the calendar year following the end of the Year in which the Date of Termination occurs.

Section 4.04 The lump sum payment contemplated under Section 3.02(c) shall be made on the sixtieth (60th) day after the later of the Participant’s Date of Termination and the date of the Change in Control. Notwithstanding the foregoing, if the amount contemplated under Section 3.02(c) constitutes deferred compensation subject to Section 409A of the Code, then if the (i) Change in Control does not constitute a “change in control event” within the meaning of the Treasury Regulations promulgated under Section 409A of the Code (a “409A CIC”), the amount contemplated under Section 3.02(c) shall instead be paid (or continue to be paid, as applicable) in installments in accordance with Section 4.02 (with the amount of installments that continue to be paid upon a Change in Control where installments have already commenced pursuant to Section 3.01(b) increased in equal amounts to reflect the amount payable under Section 3.02(c)); or (ii) Date of Termination occurs prior to a Change in Control and the Change in Control constitutes a 409A CIC, then the amount contemplated under Section 3.02(c) shall be paid in accordance with the first sentence of this Section 4.04, but it shall be reduced by the aggregate amount payable pursuant to Section 3.01(b) and the amounts payable pursuant to Section 3.01(b) will continue be paid in accordance with Section 4.02.

Section 4.05 Anything in this Plan to the contrary notwithstanding, no amount payable on a date or within a period that is by reference to a Participant’s termination of employment under Article III hereof that is nonqualified deferred compensation subject to Section 409A of the Code shall be paid unless the Participant experiences a Separation from Service, and if the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), shall instead be paid with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, to the Participant on the first business day that immediately follows the earlier of (i) the date that is six months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

ARTICLE V

TERMINATION AND AMENDMENT OF PLAN

Section 5.01 This Plan may be amended or terminated at the sole discretion of the Board or Compensation Committee, provided that the Board, or Compensation Committee, as applicable, shall provide written notice to the Participant no less than one year prior to the effective date of any Plan termination or an amendment that materially and adversely impacts the right of a Participant under the Plan, and provided further that the Plan shall not be terminated or amended once WTW enters into a definite binding agreement, the consummation of which would result in the occurrence of a Change in Control.

ARTICLE VI

FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE

Section 6.01 In the event that the benefits provided for in this Plan (together with any other benefits or amounts payable or provided to a Participant) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Article VI be subject to the Excise Tax, then the Participant’s benefits under this Plan (together with any other benefits or amounts payable or provided to such Participant) shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced, in accordance with Section 6.02 hereof, so as to achieve the principle set forth in the preceding sentence. In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Plan or any other arrangement) in violation of Section 409A.

Section 6.02 Any reduction in the Participant’s benefits under this Plan and/or otherwise payable or provided to such Participant shall be made as follows:

(a)
first, payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first;

(b)
second, payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable or deliverable last reduced first;

(c)
third, payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24);

(d)
fourth, payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and

(e)
fifth, all other non-cash benefits will be reduced pro-rata.

Section 6.03 In each case, the amounts of the payments and benefits shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the reductions contemplated under Section 6.01.

Section 6.04 Unless WTW and the Participant otherwise agree in writing, all determinations required to be made under this Article VI, including the manner and amount of any reduction in the Participant’s benefits under this Plan, and the assumptions to be utilized in arriving at such determinations, shall be promptly determined and reported in writing to WTW and the Participant by the independent public accountants or other independent advisors selected by WTW that are not serving as the accountants or auditors for the individual, entity or group effecting the Change in Control (the “Accountants”), and all such computation and determinations shall be conclusive and binding upon the Participant and WTW. All fees and expenses of the Accountants shall be borne solely by WTW, and WTW shall enter into any agreement requested by the Accountants in connection with the performance of the services hereunder. For purposes of making the calculations required by this Article VI, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. WTW and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Article VI.

Section 6.05 As expressly permitted by Q/A #32 of the Treasury Regulations under Code Section 280G, with respect to performing any present value calculations that are required in connection with this Article VI, the Participant and WTW each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the date this Plan is adopted and the Accountants shall therefore use such AFR in their determinations and calculations.

ARTICLE VII

PLAN ADMINISTRATION

Section 7.01 The Plan Administrator will administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

Section 7.02 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

Section 7.03 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.

Section 7.04 Following the occurrence of a Change in Control, WTW may not remove from office the individual or individuals who served as Plan Administrator immediately prior to the Change in Control; provided, however, if any such individual ceases to be affiliated with WTW, WTW may appoint another individual or individuals as Plan Administrator so long as the substitute Plan Administrator consists solely of an individual or individuals who (a) were officers of WTW immediately prior to the Change in Control, (b) were directors of WTW immediately prior to the Change in Control and are not affiliated with the acquiring entity in the Change in Control or (c) were selected or approved in writing by an officer or director described in clause (a) or (b).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01 Withholding Taxes. The Company may withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

Section 8.02 Scope of Benefits under Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries; provided, however, that notwithstanding anything herein to the contrary, any termination of the Participant’s employment shall be subject to all of the benefit and payment provisions of this Plan.

Section 8.03 Successors’ Binding Obligation.

(a)
This Plan shall not be terminated by any Company Change or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

(b)
The Company agrees that concurrently with any Company Change or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Participant (or his beneficiary or estate) all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Company Change or transfer of assets that results in a Change in Control shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated in connection with a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such

Company Change or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Participant may terminate employment for Good Reason on or following such date.

(c)
The rights under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Section 8.04 Compensation Recoupment. Pursuant to the Dodd-Frank Act, the benefits provided for in this Plan shall not be deemed fully earned or vested, even if paid or distributed to the Participant, if the amount payable under Article III or any portion thereof is deemed incentive compensation and subject to recovery, or “clawback” by WTW pursuant to the provisions of the Dodd-Frank Act and any Recoupment Rules. In addition, the Participant hereby acknowledges that this Plan may be amended as necessary and/or shall be subject to any recoupment policies adopted by WTW to comply with the requirements and/or limitations under the Dodd-Frank Act and any Recoupment Rules, or any other federal or stock exchange requirements, including by expressly permitting (or, if applicable, requiring) WTW to revoke, recover and/or clawback the benefits provided herein.

Section 8.05 Notice.

(a)
For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

To the most recent address of the Participant set forth in the personnel records of the Company If to the Company:

WTW Public Limited Company c/o Office of the General Counsel 200 Liberty Street, 7th Floor

New York, NY 10281 Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile to a location provided by the other party hereto.

(b)
A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated and (iii) specify the Date of Termination. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.

Section 8.06 Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.

Section 8.07 Governing Law; Validity. The interpretation, construction and performance of the provisions of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the jurisdiction in which the Participant is regularly payrolled without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

Section 8.08 Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Participant or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

Section 8.09 Limitations on Assignment. Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no third party creditors of an Eligible Executive will have any right or interest in any Eligible

Executive’s rights or interests under the Plan. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs or dies after accruing benefit rights under the Plan, payment may be made directly to his or her legal guardian or personal representative, executor or estate administrator, as the case may be.

Section 8.10 Code Section 409A. It is intended that this Plan shall comply with the provisions of Section 409A of the Code, and the Plan shall be interpreted and administered in a manner consistent with this intent. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan to ensure that all payments are made in a manner that complies with Section 409A of the Code (including, without limitation, the avoidance of penalties thereunder) to the extent permitted under Section 409A of the Code; provided, however, that the Company is under no obligation to make such amendment or modification and makes no representations that the payments hereunder will be exempt from any penalties that may apply under Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Plan. Nothing in this Plan shall provide a basis for any person to take action against the Company or any affiliate thereof based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Participant or the Participant’s estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

Section 8.11 Unfunded Plan. The Plan will not be required to be funded unless such funding is authorized by the Board in its sole discretion. Regardless of whether the Plan is funded, no Eligible Executive will have any right to, or interest in, any assets of WTW or the Company which may be applied by WTW or the Company, as applicable, to the payment of benefits or other rights under this Plan.